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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DATALINK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATALINK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2010

        The Annual Meeting of Stockholders of Datalink Corporation will be held at the offices of Datalink located at 8170 Upland Circle, Chanhassen, Minnesota, on Thursday, May 13, 2010, at 3:00 p.m. local time for the following purposes:

        1.     To elect seven directors, each to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

        2.     To amend the Datalink 2009 Incentive Compensation Plan to increase the number of shares of common stock that may be issued pursuant to awards thereunder from 1,000,000 shares to 1,500,000 shares.

        3.     To ratify the appointment of McGladrey Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

        4.     To act upon any other business as may properly come before the Annual Meeting.

        Holders of our common stock at the close of business on March 15, 2010 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Jeffrey C. Robbins, Secretary
Minneapolis, Minnesota March 31, 2010

        To assure your representation at the meeting, please sign, date and return your proxy on the enclosed proxy card whether or not you expect to attend in person. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS ON MAY 13, 2010.

Our Notice of Annual Meeting of Stockholders, Proxy Statement and
2009 Annual Report to Stockholders are available on the Datalink website at
www.datalink.com/annualreport.

PROXY STATEMENT
OF
DATALINK CORPORATION
8170 Upland Circle
Chanhassen, Minnesota 55317-8589

GENERAL INFORMATION

        This Proxy Statement is furnished to the stockholders of Datalink Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders or any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of the Company located at 8170 Upland Circle, Chanhassen, Minnesota, on Thursday, May 13, 2010, at 3:00 p.m. local time. The mailing of this Proxy Statement to stockholders commenced on or about March 31, 2010.

        We have enclosed a proxy card for your use. The Board of Directors solicits you to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. However, if no direction is given by a stockholder, the shares will be voted as recommended by our Board of Directors.

        The giving of a proxy does not preclude the right to vote in person should a stockholder giving the proxy so desire. Any stockholder giving a proxy may revoke it any time prior to its use, either by voting in person at the Annual Meeting or by giving our Secretary a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

        We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies, and the cost of forwarding the material to the beneficial owners of the common stock. Our directors, officers and regular employees may solicit proxies by telephone or personal conversation. No additional compensation will be paid to our directors, officers or other regular employees for such services. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of our proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in doing so.

        An action of the stockholders requires the affirmative vote of the holders of a majority of the voting power of all voting shares represented in person or by proxy at a duly held meeting of stockholders at which a quorum is present, except where a larger proportion is required by Minnesota law. A quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy.

        If a stockholder submits a proxy but abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that particular matter. Accordingly, a stockholder abstention on any matter will have the same effect as a vote against that matter.

        Under New York Stock Exchange Rules applicable to brokers dealing in our securities, if a broker holds a beneficial owner's shares in its name and does not receive voting instructions from the beneficial owner, the broker has discretion to vote these shares on certain "routine" matters. A routine matter would include ratification of the appointment of McGladrey & Pullen, LLP, as our independent registered public accounting firm. However, on non-routine matters such as the election of directors and the approval of the amendment to our 2009 Incentive Compensation Plan, the broker must receive voting instructions from the beneficial owner, as it does not have discretionary voting power for these particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine" matters, broker non-votes are counted toward determining the outcome of that "routine" matter. When voted on "non-routine" matters, broker non-votes are not considered entitled to vote on that particular matter. Consequently, non-votes do not have the same effect as a negative vote on the matter.

 PROPOSAL NUMBER ONE
Election of Directors

        Proxies solicited by our Board of Directors will, unless otherwise directed, be voted FOR the election of seven nominees to serve as directors for one-year terms expiring at the next annual meeting of stockholders and until a successor is elected and qualified, or earlier, if the director resigns, is removed, or becomes disqualified. The Board has nominated all of our current seven directors to stand for re-election at the Annual Meeting. The seven nominees are Brent G. Blackey, Paul F. Lidsky, Margaret A. Loftus, Greg R. Meland, J. Patrick O'Halloran, James E. Ousley, and Robert M. Price.

        The Board believes that all of the nominees are available and will serve if elected. If for any reason any nominee becomes unavailable for election, the Board may designate substitute nominees or reduce the number of directors. In that event, the shares represented by the proxy cards returned to us will be voted for the substitute nominees, unless an instruction to the contrary is indicated on the proxy card.

Director Qualifications

        The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to our Board in addition to the information included in the biographical summaries provided below for each director.

Director	Key Qualifications
Greg R. Meland	Extensive experience with the Company since 1991 including serving as the Company's former chief executive officer and chairman of the board for a combined 14 years; in-depth knowledge of the Company's operations and industry; historical perspective of the Company through long-term board service; brings perspective on stockholder value as he is the Company's largest stockholder.
Paul F. Lidsky

Serves as the Chief Executive Officer of the Company with extensive knowledge and experience in the information technology and communications industry; knowledge of the Company's operations, strategy and financial position; leadership experience and financial acumen as the chief executive officer and chief operating officer of several information technology companies; historical perspective of the Company through long-term board and prior committee service.

Brent G. Blackey

Extensive financial experience as a senior partner of an international auditing firm, particularly with public company financial accounting standards; experience in operational and strategic matters as the president and chief operating officer of a large, privately-held business; public company board experience, particularly on audit committees; knowledge of the Company and information technology industry through board and committee service; offers a strong ethics and compliance focus and brings diverse perspective to the board.

Director	Key Qualifications
Margaret A. Loftus

Broad experience as a consultant and board member to several private technology companies; long-term service including as vice president of software of a publicly traded supercomputer technology company; knowledge and historical perspective of the Company and information technology industry through long-term board and committee service.

J. Patrick O'Halloran

Experience as a chief executive officer of a sophisticated automation system company; extensive experience as a partner at a global business consulting firm; knowledge of the information technology industry and of the Company's industry and business through board and committee service; brings diverse perspective to the board.

James E. Ousley

Distinguished career with extensive public company experience; extensive business leadership experience as chairman and/or chief executive officer of several major, global information technology and communications companies; strong business leadership, strategic and financial acumen; knowledge of the Company and industry through extensive board and committee service.

Robert M. Price

Distinguished career with extensive public and private company board experience; leadership experience as a former chairman and chief executive officer of a major, global information technology company; strong business leadership, strategic, operational and financial acumen; and knowledge of the Company and industry through extensive board and committee service.

Director Biographical Information

Name	Age	Position
Greg R. Meland	56	Non-Executive Chairman of the Board and Director
Paul F. Lidsky	56	President, Chief Executive Officer and Director
Brent G. Blackey	51	Director
Margaret A. Loftus	65	Director
J. Patrick O'Halloran	53	Director
James E. Ousley	64	Director
Robert M. Price	79	Director

        Greg R. Meland is our Non-Executive Chairman. Mr. Meland joined us in 1991 as our Vice President of Sales and Engineering. He became President and Chief Executive Officer in 1993. In December 2005, he became our Chairman of the Board. In May 2007, he retired as an employee and became our Non-Executive Chairman. Between 1979 and 1991, Mr. Meland served in various sales and marketing positions with the Imprimis disk drive subsidiary of Control Data Corporation (which was sold to Seagate in 1989), most recently as the North Central U.S. Director of Sales. Mr. Meland is Mr. Price's son-in-law.

        Paul F. Lidsky was elected as a director in June 1998 and became our President and Chief Executive Officer in July 2009. Mr. Lidsky was the President and Chief Executive Officer of Calabrio, Inc. from October 2007 until July 2009. From December 2005 until September 2007, Mr. Lidsky served as Chief Operating Officer for Spanlink Communications, Inc. Between 2003 and

2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions. From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation. From 1997 until 2002, Mr. Lidsky was the President and Chief Executive Officer of OneLink Communications, Inc. Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc, most recently as Executive Vice President of Strategy and Business Development.

        Brent G. Blackey was elected as a director in April 2006. Since 2004, Mr. Blackey has served as President and Chief Operating Officer for Holiday Companies Inc. Between 2002 and 2004 Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Mr. Blackey serves on the Board of Directors of Cardiovascular Systems, Inc. In addition, Mr. Blackey serves on the University of Minnesota, Carlson School of Management Board of Overseers.

        Margaret A. Loftus was elected as a director in June 1998. Since 2005, Ms. Loftus has served as an independent consultant. Between 1989 and 2005, Ms. Loftus was an owner of Loftus Brown-Wescott, Inc., a business consulting firm, which she co-founded in 1989. Between 1976 and 1989, she was employed by Cray Research, Inc., most recently as Vice President of Software. Ms. Loftus also serves on the Board of Directors for several private technology companies.

        J. Patrick O'Halloran was elected as a director in August 2006. Since January 2005, Mr. O'Halloran has served as Chief Executive Officer for Entiera, LLC. Between 1983 and 2004, Mr. O'Halloran served in a range of senior, international management positions at Accenture Ltd., most recently as Partner in charge of Accenture's Customer Insight organization.

        James E. Ousley was elected as a director in June 1998 and in May 2007 was elected as our Lead Director. Currently, Mr. Ousley is serving as the Chairman and Chief Executive Officer of Savvis, Inc., a company of which he is also a director. Between 2002 and 2004, Mr. Ousley was President and Chief Executive Officer of Vytek Wireless Inc., which was acquired by Calamp, Inc. From 1999 to 2001, he served as President and Chairman of Syntegra (USA), a division of British Telecommunications plc. From 1991 to 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems which was acquired by British Telecommunications in August 1999. From 1968 to 1991, he held various sales and executive management positions with Control Data Corporation. Mr. Ousley also serves on the Board of Directors for ActivIdentity Inc., Bell Microproducts Inc. and Savvis, Inc.

        Robert M. Price was elected as a director in June 1998 and served as our Chairman of the Board between June 1998 and December 2005. Mr. Price has been President of PSV, Inc., since 1990. Between 1961 and 1990, he served in various executive positions, including as Chairman and Chief Executive Officer, with Control Data Corporation. From 1991 to 2005, Mr. Price was a Senior Advisor and Professor at the Fuqua School of Business at Duke University, and is now Adjunct Professor of the Pratt School of Engineering at Duke University. Mr. Price is Mr. Meland's father-in-law. Mr. Price also serves on the Board of Directors of PNM Resources, Inc. and National Center for Social Entrepreneurs.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF EACH NOMINEE.

 CORPORATE GOVERNANCE

Corporate Governance

        Our Board of Directors is elected by the stockholders to govern our business and affairs. The Board selects the senior management team, which is charged with conducting our business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews our strategies, financial objectives and operating plans. It also plans for management succession of senior management positions and oversees our compliance efforts. Members of the Board stay informed of our business by participating in regularly scheduled Board and committee meetings, through discussions with the Chief Executive Officer and other members of management and staff, and by reviewing other materials provided to them.

Board of Directors Meeting Attendance

        During 2009, our Board of Directors met eight times. Each director attended at least 85% of board meetings and 100% of any committee meetings on which the director is a member. We encourage all Board members to attend our annual meetings and each attended our prior annual meeting held in May 2009.

Director Independence

        Our Board of Directors reviews the independence of each director. During this review, our Board considers transactions and relationships between each director (and their immediate family and affiliates) and us, as well as our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent.

        In February 2010, our Board conducted an annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the Nasdaq Global Market or require disclosure under Securities and Exchange Commission ("SEC") rules, with the exception of Mr. Lidsky who is our executive employee, Mr. Meland who was an executive employee through May 2007, and Mr. Price, who is Mr. Meland's father-in-law. Mr. Meland and Mr. Price, should they continue to be members of our Board, will be considered independent beginning May 1, 2010, the third anniversary of Mr. Meland's retirement as an employee.

        Based on a review of information provided by the directors and other information we reviewed, our Board concluded that none of our other non-employee directors have any relationship with us other than as a director or stockholder. Based upon that finding, our Board of Directors determined that Messrs. Blackey, O'Halloran, and Ousley and Ms. Loftus are "independent".

Board Leadership Structure

        Our Board is led by our non-independent and non-executive Chairman, Mr. Meland, and by our independent Lead Director, Mr. Ousley. Mr. Meland as Chairman has the responsibility to call and chair Board meetings, chair our annual meeting, has primary responsibility in setting Board agendas in collaboration with our Chief Executive Officer, and has the ability to represents us with external stakeholders if approved by our Board. Mr. Ousley as Lead Director has the primary responsibility to act as an intermediary between Board members and for our Chairman. The Lead Director's role includes seeking input from other independent directors, facilitating discussions among the independent directors and communicating such view points to our non-independent directors including our Chief Executive Officer and our Chairman. We believe that this leadership structure enhances the functionality of the Board, strengthens communications between the Board and our non-independent directors including our Chief Executive Officer, and strengthens the Board's independence from management. In addition, this structure allows our Chief Executive Officer, Mr. Lidsky, to focus his efforts on running our business and managing us in the best interests of our stockholders, while we are able to benefit from Mr. Meland's extensive and long-term knowledge of us and Mr. Ousley's prior experiences with other public company boards.

Board Oversight of Risk

        Management is responsible for our day-to-day risk management activities, and our Board's role is to engage in informed risk oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

  •
  at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business; and

  •
  through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

Committees of Our Board of Directors

        Our Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Merger and Acquisition Committee. All members of the Audit Committee and Compensation Committee and a majority of the members of the Governance Committee meet the definition of "independent," as set forth in the listing standards of the Nasdaq Global Market. Only one of three members of the Merger and Acquisition Committee meets such definition of "independent". The written charters for the Audit Committee (as amended) and Governance Committee are available on the Corporate Governance section of the Investor Relations page on our website at www.datalink.com. We do not have a written charter for our Compensation Committee.

        Audit Committee.    The functions of the Audit Committee are to monitor (i) the integrity of our financial statements and the adequacy of our internal controls, (ii) the qualifications, independence and performance of our independent registered public accounting firm, and (iii) our compliance with certain legal and regulatory requirements.. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The Audit Committee also has primary responsibility (in consultation with our independent registered public accounting firm) for reviewing our financial statements and making recommendations to the Board of Directors regarding the adequacy thereof and evaluating and reporting to the Board regarding the adequacy of our financial controls. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm. The purpose and responsibilities of our Audit Committee are set forth in more detail in the Audit Committee Charter.

        The Audit Committee is composed of Messrs. Blackey (Chairman), O'Halloran, and Ousley. The Board of Directors has determined that each of the Audit Committee members meet the current independence and experience requirements of the Nasdaq Global Market and the applicable rules and regulations of the SEC. Additionally, the Board has determined that Mr. Blackey is an "Audit Committee financial expert" under the rules and regulations of the SEC.

        The Audit Committee is required to meet at least two times annually and held five meetings during 2009. A report of the Audit Committee is set forth below in this Proxy Statement.

        Compensation Committee.    The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs for our executive officers. The functions of the Compensation Committee include reviewing and approving the goals and objectives relevant to compensation of our executive officers, evaluating our executive officers' performance in light of those goals and objectives and determining and approving our executive officers' compensation level based on this evaluation. Our Compensation Committee also approves and makes recommendations to our Board with respect to compensation of other key management, incentive-compensation plans and equity-based plans. We have no charter for the Compensation Committee.

        The Compensation Committee consists of Messrs. Ousley (Chairman), Blackey and O'Halloran, all of whom the Board of Directors has determined meet the independence requirements of the Nasdaq Global Market. Our Compensation Committee held seven meetings in fiscal year 2009.

        The Compensation Committee may retain outside counsel, experts and other advisors as it determines appropriate to assist in performing its functions and responsibilities. Beginning with the 2007 executive compensation program, the Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. as its outside compensation consultant to assist it in analyzing elements of our compensation program and determining appropriate levels of compensation and benefits for our executives. As part of this annual assessment, Frederic W. Cook & Co. compares our base salary, annual bonuses and long-term incentive award elements against a peer group of publicly traded companies. Prior to 2007, the Compensation Committee relied primarily on its own business and professional experience in forming a judgment that the total compensation was internally appropriate and also comparable to other similarly performing companies in our industry.

        Our Chief Executive Officer participates in the Compensation Committee's meetings at the Compensation Committee's request. The Chief Executive Officer's role is to contribute input and analysis to the Compensation Committee's discussions. The Chief Executive Officer does not participate in the final determination of the amount or form of executive compensation but he does participate in the final recommendation (within ranges set by the Compensation Committee) of the amount and form of compensation to be paid to all other members of executive management and key managers, excluding himself.

        The Compensation Committee reviews the compensation of our non-employee directors on a periodic basis. Based upon its review, the Compensation Committee makes recommendations to the Board of Directors.

        Governance Committee.    The Governance Committee consists of Ms. Loftus (Chairwoman) and Messrs. Blackey and Price. This committee must have at least three members, a majority of which meet the independence requirements of the Nasdaq Global Market. Our Board of Directors has determined that Ms. Loftus and Mr. Blackey meet the independence requirements of the Nasdaq Global Market, as Mr. Price is Mr. Meland's father-in-law and Mr. Meland recently retired as an employee in May 2007. Mr. Price, should he continue to be a member of our Governance Committee, will be considered independent beginning May 1, 2010, the third anniversary of Mr. Meland's retirement. The Governance Committee is responsible for identifying individuals qualified to become members of our Board and overseeing our corporate governance principles. Additionally, if all committee members are independent, the Governance Committee acts as a Nominating Committee to present and recommend nominees to the Board. The purpose and responsibilities of our Governance Committee are set forth in detail in the Governance Committee Charter. Our Governance Committee held three meeting in fiscal year 2009.

        Merger and Acquisition Committee.    Our Board of Directors established a Merger and Acquisition Committee in November 2008 pursuant to a written charter. The Merger and Acquisition Committee Charter requires that the committee be comprised of at least two members who are Board members. However, no member is required to meet the independence requirements of the Nasdaq Global Market or SEC rules. The purpose of the Merger and Acquisition Committee is to primarily investigate acquisition candidates and divestiture opportunities, to review our acquisition and divestiture strategies with management and our Board, and to recommend acquisition and divestiture strategies and acquisition candidates to the Board, as appropriate.

        The Merger and Acquisition Committee consists of Messrs. Mr. Lidsky (Chairman), Ousley and Meland. Our Merger and Acquisition Committee held eight meetings in fiscal year 2009.

Director Nominations

        Our formal nominations process is included in our Governance Committee Charter which provides that if all the Governance Committee members are independent, the Governance Committee acts as a Nominating Committee and recommends to the Board for approval, director nominees, the annual slate of directors for election by the stockholders, and candidates to be appointed by the Board to fill Board vacancies. If all Governance Committee members are not independent, the Governance Committee shall instead, present to our independent directors for their consideration and potential nomination, prospective director nominees, the prospective annual slate of directors and prospective candidates to be appointed by the Board to fill vacancies in the Board.

        All director-nominees up for election at the May 2010 annual meeting have been (i) presented by our Governance Committee to our independent directors for their consideration and nomination, (ii) nominated by our independent directors, and (iii) approved as our director-nominees by our Board. All such director-nominees are standing for re-election.

Director Nominee Qualifications

        There are no formal specific minimum qualifications to be met by directors nominees to be considered a candidate whether recommended by our Governance Committee, independent directors or stockholders. Neither the Governance Committee, nor our independent directors or our Board has any special policy or consideration of diversity in identifying nominees for directors.

        The Board of Directors expects that our independent members, or any Nominating Committee, would identify and evaluate new candidates for directors based primarily on the following general criteria:

  •
  judgment, character, expertise, skills and knowledge useful to the oversight of our business,

  •
  diversity of viewpoints, backgrounds, experiences and other demographics,

  •
  business or other relevant experience, and

  •
  the extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other directors will build a Board of Directors that is effective, collegial and responsive to our needs.

        The Board desires that all its members have:

  •
  the highest character and integrity, sound business judgment and an inquiring mind,

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  expertise that adds to the composition of the Board,

  •
  sufficient professional experience, education and interest in, and capacity for understanding our operations,

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  a reputation for working constructively with others,

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  sufficient time to devote to Board matters, and

  •
  no conflict of interest that would interfere with performance as a director.

        The Governance Committee considers suggestions from many sources, including personal and business contacts and stockholders, regarding possible candidates for directors. The Governance Committee may, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year's election and, accordingly, no fees have been paid to consultants or search firms in the past year.

        Stockholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Governance Committee no later than December 1, 2010 at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual's past five years of employment history and any past and current Board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Nominating Committee and to serve if elected by our Board of Directors or our stockholders, as applicable.

Code of Business Conduct and Ethics

        We adopted the Datalink Corporation Code of Conduct and Ethics Policy, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, corporate controller and other persons performing similar functions. A copy of our Code of Conduct and Ethics Policy is available on the Corporate Governance section of the Investor Relations page on our website at www.datalink.com. We plan to disclose any substantive amendment to our Code of Conduct and Ethics Policy, or grant of any waiver therefrom applicable to our Chief Executive Officer, the Chief Financial Officer, corporate controller and other persons performing similar functions, in a report on Form 8-K.

Corporate Governance Documents Available on Our Website

        Copies of our Audit Committee Charter, Governance Committee Charter, and our Code of Conduct and Ethics Policy are available on the Corporate Governance Section of the Investor Relations page of our website at www.datalink.com. In addition, any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing us at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589, Attention: Corporate Secretary.

Indemnification Agreements

        We have agreed to indemnify certain persons including our directors to the fullest extent permitted under Minnesota law against liability for damages and expenses, including attorneys' fees, arising out of proceedings that occur because the person is or was our director, officer or employee. The indemnification agreement permits the director to demand advances against, or the creation of a trust for, expenses to be incurred in defending any covered claim. Insofar as the indemnification agreement may cover liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed therein, and is therefore unenforceable.

Stockholder Communications with the Board of Directors

        We do not have a formal policy by which stockholders may communicate directly with directors, but any stockholder who wishes to send communications to the Board of Directors should deliver such communications to the attention of the Chairman of the Board at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589. The Chairman will relay to the full Board of Directors all stockholder communications he receives that are addressed to the Board of Directors.

EXECUTIVE COMPENSATION

Executive Officers

        Information regarding our executive officers as of the date of this Proxy Statement is set forth below.

Name	Age	Position
Paul F. Lidsky	56	President and Chief Executive Officer
Gregory T. Barnum	55	Vice President, Finance and Chief Financial Officer
Robert R. Beyer	49	Executive Vice President, Sales and Services
M. Shawn O'Grady	47	Executive Vice President, Strategy and Operations

        Biographical information for Paul F. Lidsky is set forth in "Election of Directors" in this proxy statement.

        Gregory T. Barnum became our Vice President of Finance and Chief Financial Officer in March 2006. From January 2006 until the time he became our executive officer, he was a member of our Board of Directors. Prior to joining us, he served as Vice President of Finance, Chief Financial Officer and Corporate Secretary of Computer Network Technology Corporation from 1997 until the company's acquisition by McData Corporation in 2005. Between 1992 and 1997, Mr. Barnum served as Senior Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary of Tricord Systems, Inc., an enterprise server manufacturer. Between 1988 and 1992, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum is a graduate of the University of St. Thomas.

        Robert R. Beyer became our Executive Vice President, Sales and Service in December 2009 and prior thereto was our Vice President of Field Operations since February 2007. Prior to joining us, he served since 2005 as Senior Vice President of Customer Support Services and General Manager at McData Corporation, a leader in data storage solutions. Between 1998 and 2005, Mr. Beyer served as Group Vice President of Global Services for Computer Network Technology, a global provider of storage network solutions. Between 1989 and 1998, Mr. Beyer was with NCR/Teradata Corporation, a leading maker of automatic teller machines and database solutions, serving most recently as Area Vice President of High Availability Services. Prior to that time, Mr. Beyer served for four years in various customer support and management roles with Teradata Corporation, a relational database hardware and software manufacturer. Mr. Beyer has a master's degree in business administration from the University of St. Thomas and bachelor's of science degree in electrical engineering from South Dakota State University.

        M. Shawn O'Grady became our Executive Vice President, Strategy and Operations in December 2009, upon our acquisition of the reseller business of Incentra, LLC. Prior to joining us, he served Incentra, LLC and its affiliates since 2005 in various executive positions, most recently, as its

President and Chief Executive Officer. Prior to his employment with Incentra, Mr. O'Grady was employed by Siemens Business Services, the information technology services division of Siemens AG, since 2000 in various capacities including its Senior Vice President and Business Unit General Manager, Consulting and Integration.

Summary Compensation Table

        The following table presents compensation of the individuals who served as our Chief Executive Officer during 2009, and our two other most highly compensated executive officers who were serving as executive officers during 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation(6)	Total ($)
Paul F. Lidsky(1)	2009	$134,375	$—	$12,510	$967,500	$130,000	$55,093	$1,299,478
President and Chief	2008	$—	$—	$12,106	$—	$—	$41,480	$53,585
Executive Officer
Charles B. Westling(2)	2009	$180,276	$—	$—	$—	$—	$515,104	$695,380
Former President and	2008	$303,050	$—	$—	$166,320	$318,203	$12,900	$800,473
Chief Executive Officer
Gregory T. Barnum	2009	$214,225	$—	$183,832	$—	$26,875	$13,350	$438,283
Vice President, Finance	2008	$214,225	$—	$—	$85,680	$128,535	$12,900	$441,340
and Chief Financial Officer
Robert R. Beyer	2009	$261,250	$—	$106,680	$—	$25,000	$13,184	$406,114
Senior Vice President,	2008	$261,250	$—	$—	$100,800	$195,937	$12,900	$570,887
Field Operations

(1)
Mr. Lidsky became our President and Chief Executive Officer in July 2009.

(2)
Mr. Westling resigned as our President and Chief Executive Officer and Director in July 2009.

(3)
Values expressed represent the aggregate grant date fair value of stock awards made during 2009 and 2008 computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718 as discussed under Note 1 ("Stock Compensation Plans") and Note 7 ("Non-Vested Stock Plans") to our financial statements for the fiscal year ended December 31, 2009 and 2008, disregarding the estimate of forfeitures related to service-based vesting. In accordance with FASB ASC Topic 718, we determine the fair value of non-vested stock awards based on our stock price at the date of grant and recognize the expense for financial reporting purposes ratably over the vesting period.

With respect to Mr. Lidsky, the dollar value represents the aggregate grant date fair value for 3,500 and 3,000 shares of stock awarded in 2009 and 2008, respectively, for services as a non-employee director.

With respect to Messrs. Barnum and Beyer, the dollar value represents the aggregate grant date fair value for 76,250 shares of restricted stock granted in 2009. These shares vest if we meet or exceeds our non-GAAP operating income plan for 2010 and the individual remains employed with us through 2011. We are amortizing the grant date fair value of these shares based upon the probability of achieving our 2010 non-GAAP operating income plan.

No employee stock awards were granted during 2008.

(4)
Values expressed represent the aggregate grant date fair value of stock option awards made during 2009 and 2008 computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718 as discussed under Note 1 ("Stock Compensation Plans") and Note 7 ("Non-Vested Stock Plans") to our financial statements for the fiscal year ended December 31, 2009 and 2008, disregarding the estimate of forfeitures related to service-based vesting. In accordance with FASB ASC Topic 718, we determine the fair value of non-vested stock option awards based on our stock price at the date of grant and recognize the expense for financial reporting purposes ratably over the vesting period.

  With respect to Mr. Lidsky, the dollar value represents the aggregate grant date fair value for 450,000 stock options granted to him when he was appointed our President and Chief Executive Officer in July 2009. The stock option vests over four years with one-fourth vesting each year if he is still employed by us on such vesting date. We are amortizing the grant date fair value of these stock options ratably over the four-year vesting period.

  In February 2008, we awarded 66,000, 34,000 and 40,000 stock options to Messrs. Westling, Barnum, and Beyer, respectively. The stock options vest over three years with one-third vesting each year if the individual is still employed by us on such vesting date. Mr. Westling resigned from the company on July 20, 2009. For Messrs. Barnum and Beyer, we are amortizing the grant date fair value of these stock options ratably over the three-year vesting period.

(5)
Represents amounts earned under our 2009 and 2008 executive cash bonus plans, which were paid in February 2010 and February 2009, respectively. Under the plan, our executives may earn bonus compensation based on meeting a combination of financial and subjective business milestones. For 2009, the Compensation Committee assigned 75% of each executive's target bonus potential to achievement of financial milestones based upon operating income and 25% of the target bonus potential to achievement of business milestones based on general corporate goals. If we met 100% of these milestones, our executive officers would earn their respective target bonuses. Our executive officers could earn up to 150% of their targeted bonuses for meeting over 100% of these milestones. If we met less than 80% of these milestones, our executive officers would not earn any target bonuses.

For 2009, the target bonus as a percentage of annual base salary was 80% for Mr. Westling, 50% for Mr. Barnum and 60% for Mr. Beyer. For 2009, we did not meet our financial milestone and therefore no bonus was paid for achievement of our financial milestone. With respect to our business milestones, the Compensation Committee determined that our executive officers met varying percentages of their business milestones. Mr. Lidsky's 2009 bonus was fixed at $130,000 per his employment agreement.

(6)
For Mr. Lidsky, represents a car allowance for 2009 of $2,500 and Board of director fees of $52,593 through July 2009 while Mr. Lidsky served as a non-employee director. For Mr. Westling, represents a 2009 car allowance of $3,500 and severance consideration totaling $506,448. Mr. Westling's severance consisted of $300,000 in cash, $28,998 for health and life insurance premiums and $177,450 representing the then fair value of certain accelerated stock awards. For Messrs. Barnum and Beyer, represents 2009 matching contributions to their accounts under Datalink's 401(k) plan and a $6,000 car allowance. All other perquisites and benefits for each named executive officer were less than $10,000 in each fiscal year reported.

Outstanding Equity Awards at 2009 Fiscal Year End

        The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Paul F. Lidsky	3,000	(1)	—		15.25	5/15/2010	—		—
	500	(1)	—		13.25	8/11/2010	—		—
	250	(1)	—		11.50	10/17/2010	—		—
	500	(1)	—		10.75	11/10/2010	—		—
	500	(1)	—		8.50	12/18/2010	—		—
	250	(1)	—		8.50	12/18/2010	—		—
	250	(1)	—		9.62	1/16/2011	—		—
	250	(1)	—		7.97	2/13/2011	—		—
	500	(1)	—		7.81	2/16/2011	—		—
	250	(1)	—		5.69	3/28/2011	—		—
	250	(1)	—		4.00	4/17/2011	—		—
	3,000	(1)	—		7.33	5/8/2011	—		—
	500	(1)	—		7.00	5/8/2011	—		—
	250	(1)	—		9.19	6/18/2011	—		—
	250	(1)	—		5.60	7/17/2011	—		—
	500	(1)	—		5.74	8/10/2011	—		—
	500	(1)	—		5.75	12/18/2001	—		—
	250	(1)	—		4.24	1/10/2012	—		—
	500	(1)	—		3.82	1/30/2012	—		—
	500	(1)	—		3.71	2/13/2012	—		—
	500	(1)	—		3.52	3/21/2012	—		—
	250	(1)	—		3.95	4/16/2012	—		—
	500	(1)	—		3.39	5/2/2012	—		—
	6,000	(1)	—		3.72	5/2/2012	—		—
	250	(1)	—		3.57	5/23/2012	—		—
	1,200	(1)	—		3.85	4/19/2014	—		—
	1,900	(1)	—		3.32	6/30/2014	—		—
	—		450,000	(2)	3.50	7/20/2019	—		—
Gregory T. Barnum	11,333	(3)	22,667	(3)	3.91	2/18/2018	—		—
	—		—		—	—	15,000	(5)	64,950
							48,250	(6)	208,923
Robert R. Beyer	13,333	(3)	26,667	(3)	3.91	2/18/2018	—		—
	—		—		—	—	37,500	(7)	162,375
	—		—		—	—	28,000	(6)	121,240

(1)
Stock option awards were received while serving as our non-employee director and are fully vested.

(2)
Stock option award granted on July 20, 2009, vesting one-fourth on each anniversary of the date of grant, assuming continued employment by the executive through such date.

(3)
Stock option awards granted on February 8, 2008, vesting one-third on each anniversary of the date of grant, assuming continued employment by the executive through such date.

(4)
Market value of unvested restricted stock is based on a share price of $4.33, which was the closing price for a share of our common stock as reported by NASDAQ on December 31, 2009.

(5)
Restricted stock award (60,000 shares) granted on March 15, 2006, vesting one-fourth on each anniversary of the date of grant, assuming continued employment by the executive through such date.

(6)
Restricted stock awards (76,250 shares in the aggregate) granted on December 14, 2009, vesting if we meet or exceeds our non-GAAP operating income plan for 2010 and the individual remains employed by the company through December 31, 2011.

(7)
Restricted stock award (75,000 shares) granted on February 16, 2007, vesting 50%, 25% and 25% on the second, third and fourth anniversaries of the date of grant assuming continued employment by the executive through such dates.

Payments Upon Termination or Change in Control Provisions

Employment Agreements

        Paul F. Lidsky.    On July 20, 2009, we entered into an employment agreement with Paul F. Lidsky, our President and Chief Executive Officer. The employment agreement has an initial two year term. On each successive second anniversary, the term will automatically extend so as to terminate on the earlier of two years from the renewal date or the first day of the month next following Mr. Lidsky's 65th birthday, unless we give 90 days' notice of our election not to renew. Mr. Lidsky will receive an annual base salary of $325,000, subject to review and adjustment. He is also entitled to receive an annual cash bonus based on the achievement of financial and business milestones established by our compensation committee. Mr. Lidsky's target bonus will be 80% of his annual base salary at 100% achievement of the financial and business milestones. However, for 2009, Mr. Lidsky was entitled to a guaranteed annual cash bonus of $130,000, conditioned on his continuous employment through December 31, 2009, which we paid in February 2010. He is also entitled to participate in our standard benefit plans.

        In connection with his employment agreement, we granted Mr. Lidsky options to purchase 450,000 shares of our common stock at $3.50 per share, the closing price of our common stock on the Nasdaq Global Market on his starting date. The options vest 25% per year over a term of four years, provided he continues employment with us through each relevant vesting date. Unvested stock options will immediately vest upon a change of control of us (as defined in the employment agreement) but only if (i) Mr. Lidsky is continuously employed to the date of the change of control, (ii) the change of control price (as defined in the employment agreement) exceeds $3.50 per share, (iii) our compensation committee authorizes the acceleration and vesting of the option, and (iv) such acceleration and vesting will not cause the option to be subject to the adverse consequences described in Section 409A of the Internal Revenue Code.

        Under his employment agreement, Mr. Lidsky is entitled to a severance payment if we terminate Mr. Lidsky's employment without "cause" or if Mr. Lidsky resigns for "good reason" (both as defined in the agreement), Mr. Lidsky would receive (i) his base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus and (iii) a single lump sum equal to 1 1/2 times his annual base salary. In addition, we would pay or reimburse him for 18 months of premiums for COBRA coverage. Mr. Lidsky would forfeit any then unvested stock options.

        Gregory T. Barnum.    On March 15, 2006, we entered into an employment agreement with Gregory T. Barnum, our Vice President of Finance and Chief Financial Officer. Mr. Barnum's initial two year employment term automatically renews for additional two year terms, subject to earlier termination under certain circumstances including if we give 90 days' notice of our election not to renew. His initial 2006 annual base salary was $190,000 and was increased periodically by our Compensation Committee to $214,225 for 2008 and 2009. In December 2009, it was increased to $250,000, effective January 1, 2010. He is also entitled to receive annual cash bonuses on an annual basis determined by our Compensation Committee and is entitled to participate in our standard benefit plans.

        In connection with his employment, in 2006, we awarded him 60,000 shares of restricted stock which vest 25% on each anniversary date of his employment, provided he has been in our continuous employment on each vesting date. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested.

        As part of our annual executive compensation programs, we awarded him 18,750 shares of restricted stock in March 2007 (none of which vested), options to purchase 34,000 shares of our common stock in February 2008 which vest over a three year period, and 48,250 shares of restricted stock in December 2009 which vest if we meet or exceed our 2010 non-GAAP operating income plan and he is continuously employed through December 2011.

        Under his employment agreement, Mr. Barnum is entitled to a severance payment if (a) he is terminated by us "without cause", (b) he resigns for "good reason", (c) we do not renew his employment agreement, (d) we terminate his employment in anticipation of, in connection with, at the time of or within one year after a change of control, or (e) he resigns employment with us for good reason arising in anticipation of, in connection with, at the time of or within one year after a change of control.

        If any of these events occur, and provided he complies with certain confidentiality, non-competition and non-solicitation covenants, we are to pay Mr. Barnum (a) all cash compensation accrued but not paid as of the termination date, (b) on the first day of the month following the termination date, a lump sum payment equal to one times the annual base salary, in effect immediately prior to the date of termination, and (c) for a period of 12 months, the cost of COBRA health insurance continuation coverage, including dependent coverage, subject to earlier termination if he is later employed and eligible to receive any health insurance benefits under another employer's plans. Additionally, all of Mr. Barnum's restricted stock awards and stock options not previously vested or forfeited will vest.

        Robert R. Beyer.    On February 16, 2007, we entered into an employment agreement with Robert R. Beyer, our Vice President of Field Operations who was promoted in October 2007 to Senior Vice President of Field Operations. Mr. Beyer's initial two year employment term automatically renews for additional two year terms, subject to earlier termination under certain circumstances including if we give 90 days' notice of our election not to renew. His initial annual base salary of $250,000 in 2007 was increased by the Compensation Committee to $261,250 for 2008 and 2009. He is also entitled to receive annual cash bonuses on an annual basis determined by our Compensation and is entitled to participate in our standard benefit plans.

        In connection with his employment, in February 2007, we awarded him 75,000 shares of restricted stock. These shares vest 50%, 25% and 25% on the second, third and fourth anniversaries of his employment, provided he has been in our continuous employment on each vesting date. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested.

        As part of our annual executive compensation programs, we awarded him 22,500 shares of restricted stock in March 2007 (none of which vested), options to purchase 40,000 shares of our common stock in February 2008 which vest over three years, and 28,000 shares of restricted stock in

December 2009 which vest if we meet or exceed our 2010 non-GAAP operating plan and he is continuously employed through December 2011.

        We have agreed to pay one year salary as severance compensation to Mr. Beyer in the event of termination of his employment in certain situations, including if we do not renew his employment agreement or his employment ceases within one year of, or as a result of, a change of control, on substantially the same terms as discussed above with respect to Mr. Barnum's employment agreement. Additionally, in such event, all of Mr. Beyers' restricted stock awards and stock options not previously vested or forfeited will vest.

        Shawn O'Grady.    On December 17, 2009, we entered into an employment agreement with Shawn O'Grady, our Executive Vice President, Strategy and Operations. Mr. O'Grady's employment agreement has an initial two year term. On each successive second anniversary, the term will automatically extend so as to terminate on the earlier of two years from the renewal date or the first day of the month next following Mr. O'Grady's 65th birthday, unless we give 90 days' notice of our election not to renew. Mr. O'Grady will receive an annual base salary of $275,000, subject to review and adjustment. He is also entitled to receive an annual cash bonus based on the achievement of financial and business milestones established by our compensation committee. Mr. O'Grady's target bonus will be 60% of his annual base salary at 100% achievement of the financial and business milestones. Mr. O'Grady will also receive additional benefits and compensation in such form and to such extent as provided to other senior executive officers.

        In connection with his employment, we have awarded Mr. O'Grady 75,000 restricted shares of our common stock. These shares vest 50%, 25% and 25% on the second, third and fourth anniversaries of his employment, provided he has been in our continuous employment through each vesting date. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested. The vesting will accelerate in full if we terminate Mr. O'Grady's employment without "cause" or if he voluntarily terminates his employment for "good reason" (both as defined in the agreement). Unvested shares will also immediately vest upon a change of control of us (as defined in the employment agreement) but only if (i) Mr. O'Grady is continuously employed to the date of the change of control and (ii) in most circumstances, the change of control price (as defined in the employment agreement) exceeds $3.93 per share.

        The employment agreement also provides that if we terminate Mr. O'Grady's employment without "cause" or if Mr. O'Grady resigns for "good reason," he would receive (i) his base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus and (iii) a single lump sum equal to his annual base salary. In addition, we would pay or reimburse him for 18 months of premiums for COBRA coverage.

Noncompete and Nonsolicitation Covenants

        All of our executive officers have agreed in their respective employment agreements that during and for one year after termination of employment with us, they will be restricted from participating in certain competitive businesses and from soliciting our employees and customers.

Restricted Stock and Stock Option Grants and a Change of Control

        In some cases, for certain of our executives, we have provided for an acceleration and vesting of restricted stock and stock option grants upon certain events that would be deemed a "change of control" provided the executive has been in our continuous services on the change of control date and, in some cases, certain change of control prices are met. In such an event, all unvested restricted stock awards and stock options will accelerate and vest as of the change of control event.

Definition of Cause, Good Reason and Change of Control

        Under our agreements with our executives, "cause" generally means one or more of the following events which remains uncured for up to 30 days:

  •
  willful or grossly negligent failure by the executive to perform his or her duties,

  •
  willful or grossly negligent commission by the executive of an act of fraud or dishonesty resulting in economic, financial or reputation injury to us,

  •
  conviction of, or entry by the executive of a guilty or no contest plea to, a felony or a crime involving or relating to us or our business, or involving or relating to moral turpitude,

  •
  a willful or grossly negligent breach by the executive of his or her fiduciary duty which results in economic, financial or reputation injury to us, or

  •
  willful or grossly negligent breach of the executive's confidentiality and non-solicitation obligations under a respective agreement.

        Under our agreements with our executives, "good reason" generally means one or more of the following events which remains uncured for up to 30 days:

  •
  the assignment to the executive of substantial duties adversely and materially inconsistent with the executive's position, authority, duties or responsibilities,

  •
  reduction in the executive's annual base salary or annual targeted bonus opportunity,

  •
  relocation of our offices at which the executive is principally employed to a location more than 50 miles from the prior location, or

  •
  we fail to cure a material breach of our obligations under a respective agreement.

        Under our agreements with our executives, a "change of control", generally means any of the following events:

  •
  following an extraordinary corporate transaction, or with respect to certain of our stock option grants, during any two year period, a majority of our Board of Directors no longer consists of individuals who were directors at the time of the applicable granting of the severance or equity awards under these agreements,

  •
  the acquisition of our securities that results in any person owning more than 50% (30% with respect to certain of our stock option grants) of either our outstanding voting securities or our common stock (other than persons who had beneficial ownership of 20% of our securities prior to such transaction), or

  •
  sale or other disposition of all or substantially all of the assets of our company excluding a transaction whereby our beneficial owners of our common stock or voting securities prior to the transaction own more than 50% of our outstanding common stock or voting securities after the transaction, or

  •
  the approval by our stockholders of a complete liquidation or our dissolution.

 DIRECTOR COMPENSATION

        The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards(1)($)	Stock Awards ($)(2)	Total ($)
Brent G. Blackey	48,500	—	27,105	75,605
Paul F. Lidsky(3)	40,083	—	12,510	52,593
Margaret A. Loftus	46,000	—	22,605	68,605
Greg R. Meland	56,000	—	22,605	78,605
J. Patrick O'Halloran	45,000	—	22,605	67,605
James E. Ousley	78,000	—	22,605	100,605
Robert M. Price	37,500	—	25,105	62,605

(1)
The aggregate number of total stock options outstanding as of December 31, 2009 for Mr. Blackey is 1,200, for Mr. Lidsky is 23,250, for Ms. Loftus is 80,000, for Mr. Ousley is 49,550 and for Mr. Price is 38,500. There are no stock options outstanding to Messrs. Meland or O'Halloran.

(2)
Values expressed represent the aggregate grant date fair value of stock awards grant during 2009 computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718 as discussed under Note 2 ("Stock Compensation Plans") and Note 9 ("Non-vested Stock Plans") to our financial statements for the fiscal year ended December 31, 2009. The aggregate number of shares of stock awarded as of December 31, 2009 to Mr. Blackey is 25,155 shares, to Mr. Lidsky is 8,750 shares, to Ms. Loftus is 15,381 shares, to Mr. Meland is 11,250 shares, to Mr. O'Halloran is 13,125 shares, to Mr. Ousley is 14,250 shares and to Mr. Price is 18,975 shares.

(3)
Represents amounts earned through July 20, 2009, the date Mr. Lidsky became our President and Chief Executive Officer and therefore was no longer considered a non-employee director.

        Our Non-employee directors are compensated under our 2000 Director Stock Option Plan, as amended (the "Director Plan"). Our officers who are also directors do not receive additional compensation for their service as directors. Effective January 1, 2009, our non-employee directors receive the following:

  •
  an annual retainer of $25,000 and 6,000 shares of stock,

  •
  a fee of $1,500 for attendance at meetings of the Board of Directors,

  •
  a fee of $1,000 for member attendance at a committee meeting,

  •
  an annual retainer of $6,000 for non-employee directors acting as a chairperson for a committee; and

  •
  an annual retainer of $15,000 each for services as the Lead Director and Non-Executive Chairman.

        We do not provide any form of incentive compensation or other form of stock-based or cash based compensation or perquisites to our directors except as set forth above, although we do reimburse directors for reasonable expenses incurred in connection with out-of-town travel costs, lodging and other related expenses to and from Board meetings.

        We pay one-quarter of the annual retainers and attendance fees in arrears at the end of each calendar quarter. We issue one-quarter of the annual stock grants in arrears at the end of each calendar quarter. We prorate the annual share and cash retainers for any departing or new directors during the applicable quarter.

        Unless a timely election is made in accordance with the Director Plan to receive attendance fees in cash, such amounts are paid in shares of our common stock. Shares are issued at the end of each calendar quarter in an amount equal to (x) the total cash amount payable for attendance fees for such calendar quarter divided by (y) the fair market value of our common stock on the last day of such calendar quarter, rounded to the next highest whole share. Shares are restricted shares within the meaning of Rule 144 under the Securities Act of 1933, as amended.

        For Board service following our May 2009 annual meeting, Messrs. Blackey and Price elected to receive attendance fees in shares of our stock and Messrs. Lidsky (through July 2009) Meland, O'Halloran, Ousley and Ms. Loftus each elected to receive cash.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

        Only holders of record of the common stock of the Company at the close of business on March 15, 2010 will be entitled to vote at the Annual Meeting and any adjournments of that meeting. On the record date, we had 13,215,137 outstanding shares. Each share of common stock is entitled to one vote, and there is no cumulative voting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

        The following tables sets forth information regarding beneficial ownership of our common stock, as of March 15, 2010, by each person we know who beneficially owns 5% or more of the common stock, each executive officers named in the summary compensation table, director and director nominee and all the Company's executive officers and directors as a group.

        Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown. Unless otherwise noted in the table, the mailing address for each individual listed in the table is: c/o Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317-8589.

Name and Address of Beneficial Owner	Number(1)	Percent
Beneficial Owners of More Than 5%
Diker Management, LLC(2) 745 Fifth Avenue, Suite 1409 New York, New York 10151	1,283,741	9.7%
Wellington Trust Company, NA(3) c/o Wellington Management Company, LLP 75 State Street Boston, MA 02109	844,028	6.4%
Mercury Management, LLC(4) 501 Park Lake Drive McKinney, Texas 75070	758,040	5.7%
Lodi Vercelli 945 John Street Wilmington, IL 60841	760,000	5.1%
Directors and Executive Officers
Greg R. Meland	2,717,926	20.6%
Paul F. Lidsky(5)	32,100	*
Gregory T. Barnum(6)	64,195	*
Robert R. Beyer(7)	68,985	*
Brent G. Blackey(8)	22,755	*
Margaret A. Loftus(9)	95,381	*
J. Patrick O'Halloran	13,125	*
James E. Ousley(10)	63,800	*
Robert M. Price(11)	65,225	*
All executive officers and directors as a group (10 persons)	3,143,492	23.4%

*
less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Unless indicated by footnotes, each shareholder possesses sole voting and investment power over its shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 15, 2010 are considered outstanding for the purpose of calculating the percentage of common stock owned by a person and owned by a group, but not for the purpose of calculating the percentage of common stock owned by any other person.

(2)
Based on a Schedule 13G filed with the SEC on February 12, 2010. Includes shares held by Diker Value Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, the Diker Micro-Value QP Fund, LP, Diker Micro & Small Cap Fund LP and Diker M&S Cap Master Ltd (collectively, the "Diker Funds"). As the sole general partner of the Diker Funds, Diker GP, LLC has the power to vote and dispose of the shares owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management, LLC serves as the investment manager of the Diker Funds. Accordingly, Diker Management, LLC may be deemed the beneficial owner of shares held by the Diker Funds.

  Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP, LLC and Diker Management, LLC and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP, LLC and Diker Management, LLC. The reporting persons disclaim all beneficial ownership, however, as affiliates of a registered investment adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares.

(3)
Based on a Schedule 13G filed with the SEC on February 12, 2010.

(4)
Based on Schedule 13G/A filed with the SEC on February 9, 2010. Includes 11,040 shares owned by Kevin C. Howe, 313,000 shares owned by Mercury Fund VII, Ltd. and 434,000 shares owned by Mercury Fund VIII, Ltd. Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, LLC, the General Partner of Mercury Ventures II, Ltd., which is the General Partner of Mercury Fund VII, Ltd. and Mercury Fund VIII, Ltd.

(5)
Includes 23,350 shares that Mr. Lidsky may acquire upon exercise of stock options within 60 days of March 15, 2010.

(6)
Includes 22,667 shares that Mr. Barnum may acquire upon exercise of stock options within 60 days of March 15, 2010.

(7)
Includes 26,667 shares that Mr. Beyer may acquire upon exercise of stock options within 60 days of March 15, 2010.

(8)
Includes 1,200 shares that Mr. Blackey may acquire upon exercise of stock options within 60 days of March 15, 2010.

(9)
Includes 80,000 shares that Ms. Loftus may acquire upon exercise of stock options within 60 days of March 15, 2010.

(10)
Includes 49,550 shares that Mr. Ousley may acquire upon exercise of stock options within 60 days of March 15, 2010.

(11)
Includes 38,500 shares that Mr. Price may acquire upon exercise of stock options within 60 days of March 15, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of initial ownership and reports of changes in ownership of our common stock and other equity securities. The SEC requires us to identify any of those persons who fail to file such reports on a timely basis. To our knowledge with respect to our directors and executive officers, and with respect to ten percent owners, based on our review of reports filed by them with the SEC, we believe all such filings were made on a timely basis in 2009

TRANSACTIONS WITH RELATED PERSONS

        Since January 1, 2009, there were no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of 1% of the average of our total assets at year end for the last two completed fiscal years or $120,000 and in which any related person had or will have a direct or indirect material interest, except that in February 2008, our Chairman, Greg R. Meland, established a pre-arranged, personal stock trading plan under SEC Rule 10b5-1 to sell a portion of his holdings of our common stock. The 10b5-1 plan, which expired in February 2009, covered the sale of up to 360,000 shares over a one-year period.

 PROPOSAL NUMBER TWO
Amendment to the Datalink Corporation 2009 Incentive Compensation Plan

        Proxies solicited by the Board of Directors will, unless otherwise directed, be voted FOR the amendment to the 2009 Incentive Compensation Plan.

Background

        At our 2009 annual meeting, the stockholders approved the Datalink Corporation 2009 Incentive Compensation Plan (the "2009 Plan"). The purposes of the 2009 Plan are to attract and retain qualified employees and consultants upon whom, in large measure, our sustained progress, growth and profitability depend, and to motivate such persons to achieve long-term company goals and to more closely align such persons' interests with those of our other stockholders. The 2009 Plan replaced our existing 1999 Incentive Compensation Plan ("1999 Plan"), which terminated according to its terms on June 11, 2009.

        The 2009 Plan covers a maximum of 1,000,000 shares. As of March 15, 2010, a total of 243,000 shares remained available for future awards under the 2009 Plan. On March 4, 2010, upon recommendation of the Compensation Committee, the Board of Directors adopted an amendment to the 2009 Plan to increase the number of shares of common stock that may be issued thereunder from 1,000,000 shares to 1,500,000 shares. This is the only amendment to the 2009 Plan.

        The following is a summary of the material features of the 2009 Plan and is qualified in its entirety by reference to the 2009 Plan, a copy of which is available as Appendix A to our 2009 Proxy Statement.

Administration of Plan

        Our Compensation Committee administers the 2009 Plan. The Compensation Committee has the power and authority to, among other things: (i) determine when and to whom awards will be granted, (ii) grant awards, (iii) determine the type, amount and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards, (iv) establish, amend, suspend or waive any rules for the proper administration of the 2009 Plan, and (v) take any other action and make all other determinations that may be necessary or advisable for the administration of the 2009 Plan. Any action of the Compensation Committee with respect to the 2009 Plan is final, conclusive and binding. The Compensation Committee may delegate any of its authority to our Chief Executive Officer with respect to the grant of awards to persons other than executive officers, covered employees or Section 16 persons.

Shares Available under the Plan

        Up to an aggregate of 1,000,000 shares of our common stock are available for issuance under the 2009 Plan. If any shares of our common stock subject to any award are forfeited, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2009 Plan. In addition, prior to the 10th anniversary of the effective date of the 2009 Plan, (i) any previously issued shares, or (ii) shares under an award that are withheld, (in each case of (i) or (ii)) in full or partial payment to us of the purchase price or exercise price of an award or to satisfy tax obligations relating to an award (other than incentive stock options or restricted stock) will again be available for granting awards under the 2009 Plan.

Eligibility

        Our employees and consultants are eligible to participate in the 2009 Plan. As of March 15, 2010, approximately 300 employees are eligible to participate. Our directors are compensated under our 2000 Director Plan, as amended as set forth under caption "Director Compensation" of this proxy statement.

Types of Awards

        Awards under the 2009 Plan may consist of options (non-qualified and incentive stock options), stock appreciation rights, or SARs, restricted stock, restricted stock units, performance units, dividend equivalents, annual incentive awards and other share-based awards as determined by the Compensation Committee. The terms and conditions of each award are set forth in an award agreement. Awards may be granted alone or in combination or tandem with, or in substitution for, other awards. Awards may be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee. The Compensation Committee will determine all terms and conditions of awards intended to comply with the performance-based exception from tax deductibility limitations of Section 162(m) of the Code.

        A summary of each type of award, and the objective performance criteria for awards (other than stock options and SARs) designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code are set forth in detail under the heading "Approval of the Datalink 2009 Incentive Compensation Plan" in our 2009 Proxy Statement.

New Benefits as a Result of the Amendment

        The amendment to the 2009 Plan will not be effective unless the stockholders approve it at the annual meeting. The benefit as a result of the amendment will be our ability to continue to grant awards, including incentive-based awards, using share-based awards rather than cash awards in fiscal 2010 and thereafter to participants under the Plan. If we are unable to make such awards, we will need to pay out incentive compensation in cash.

        The Compensation Committee, in its sole discretion, will determine the number and types of awards that will be granted under the 2009 Plan. Thus, it is not possible to determine the benefits or amounts to be received or allocated to eligible participants under the 2009 Plan if the amendment to the 2009 Plan were to be approved by our stockholders.

        We had sufficient shares under the 2009 Plan during fiscal 2009 to grant equity-based awards to eligible participants of the Plan.

Further Amending the 2009 Plan and Termination

        The 2009 Plan will continue until May 12, 2019, after which no awards may be issued under the plan. However, our Board may at any time amend, suspend or terminate the 2009 Plan without the approval of stockholders, except that (i) no amendment may be made without stockholder approval if required to satisfy any applicable federal or state law or NASDAQ Global Market rules, and (ii) the amendment or termination may not accelerate the timing of any payments that constitute deferred compensation under Section 409A unless the acceleration of payment is permitted by Section 409A of the Code.

        Except as otherwise provided in the 2009 Plan or the award agreement, no amendment, modification or termination of the 2009 Plan will adversely affect in any material way any award previously granted under the 2009 Plan without the consent of the grantee.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2009

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	1,239,920	$4.57	491,814
Equity compensation plans not approved by security holders	—	—	—

Totals	1,239,920	$4.57	491,814

(1)
Consisting of our 1999 Incentive Compensation Plan, 2009 Incentive Compensation Plan and 2000 Director Stock Option Plan, each as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE DATALINK CORPORATION 2009 INCENTIVE COMPENSATION PLAN.

 AUDITING MATTERS

Audit Committee Report

        Note:    The material in this Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and McGladrey & Pullen, LLP, our independent registered public accounting firm ("Independent Auditors"). With respect to independence, the Audit Committee has determined that all of its members are independent within the meaning of FINRA rules.

        The Audit Committee held 5 meetings with the Independent Auditors, both in the presence of management and privately. The Audit Committee discussed the overall scope and plans for the Independent Auditors' audit, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reports.

        The Audit Committee has (i) reviewed and discussed the audited consolidated financial statements of the Company as of December 31, 2009 and for the year then ended (the "Financial Statements") with management which has represented that the Financial Statements were prepared in accordance with Accounting Principles Generally Accepted in the United States of America, (ii) discussed the Financial Statements with McGladrey & Pullen, LLP, including the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380, "Communications with Audit Committees," and (iii) received the written disclosures and the letter from McGladrey & Pullen, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with McGladrey & Pullen, LLP their independence. The Committee has also considered whether McGladrey & Pullen, LLP's provision of non-audit services as described below under the heading "Fees" is compatible with maintaining McGladrey & Pullen, LLP's independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion in our Annual Report on Form 10-K for the year ended December 31, 2009 of our financial statements as audited by the Independent Auditors for filing with the SEC.

AUDIT COMMITTEE

Brent G. Blackey J. Patrick O'Halloran James E. Ousley

Fees

        The following table presents the aggregate fees for professional services provided by McGladrey & Pullen, LLP or RSM McGladrey, Inc. in fiscal years 2009 and 2008:

Description of Fees	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$299,000	$230,000
Audit-Related Fees	22,000	18,000

Total Audit and Audit-Related Fees	321,000	248,000
Tax Fees	2,000	50,000

Total	$323,000	$298,000

Audit Fees

        McGladrey & Pullen, LLP's fees for audit services, include fees for the audit of our 2009 and 2008 annual financial statements, quarterly reviews of our financial statements included in our Form 10-Q filings and meetings with the Audit Committee.

Audit Related Fees

        Audit related fees in 2009 related primarily to miscellaneous accounting consultations.

Tax Fees

        Fees billed to us by RSM McGladrey, Inc., an entity related to McGladrey & Pullen, LLP, for tax related services, including preparation of the corporate income tax returns and related filings and other tax compliance assistance.

All Other Fees

        There were no other services provided by McGladrey & Pullen, LLP or RSM McGladrey, Inc. not included in the captions above during 2009 or 2008.

Pre-Approval Policy

        The Audit Committee has not formally adopted a policy for pre-approval of all audit and non-audit services by our Independent Auditors, but it has routinely pre-approved all audit and permitted non-audit services to be performed for us by our independent auditors.

 PROPOSAL NUMBER THREE
Ratification of Independent Registered Public Accountants

        Our Audit Committee has designated McGladrey & Pullen, LLP to be our independent registered public accountants for the year ending December 31, 2010. Our Board of Directors will offer a resolution at our annual meeting to ratify this designation. McGladrey & Pullen, LLP has served as our independent registered public accountants since December 2004. Our organizational documents do not require that our stockholders ratify the selection of McGladrey & Pullen, LLP as our independent registered public accountants. We are doing so because our Board of Directors believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether or not to retain McGladrey & Pullen, LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        We anticipate that representatives of McGladrey & Pullen, LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE "FOR" RATIFICATION OF MCGLADREY & PULLEN, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2010.

OTHER MATTERS

Other Business

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

Annual Report to Stockholders and Annual Report on Form 10-K

        Our 2009 Annual Report to Stockholders accompanies this Proxy Statement. Our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, is available at no charge to stockholders through our website at www.datalink.com, upon written request to us at our business address, and also charge through the SEC's web site at http://www.sec.gov.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        A stockholder intending to present a proposal to be included in our proxy materials for the next Annual Meeting of Stockholders must deliver the proposal in writing to us no later than December 1, 2010. Stockholder proposals must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our principal executive offices at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589, Attention: Secretary.

        If the date of the 2011 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2010 Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.

DATALINK CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 13, 2010

3:00 p.m.

8170 Upland Circle

Chanhassen, Minnesota 55317-8589

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and 2009 Annual Report to Stockholders are available at www.datalink.com/annualreport.

PROXY

This proxy is solicited by the Board of Directors.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the Proxy will be voted “FOR” Proposals 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Gregory T. Barnum and Paul F. Lidsky, and each of them, with full power of substitution, to vote all of your shares of Datalink Corporation common stock held of record on the record date on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

(1)  To elect seven directors:

BRENT G. BLACKEY, PAUL F. LIDSKY, MARGARET A. LOFTUS, GREG R. MELAND, J. PATRICK O’HALLORAN, JAMES E. OUSLEY, AND ROBERT M. PRICE.

FOR all nominees listed (except as marked to the contrary)	WITHHOLD authority to vote for all nominees listed

☐	☐

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.)

(2)  To approve an increase in shares available under the Datalink 2009 Incentive Compensation Plan from 1,000,000 to 1,500,000 shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

(3)  To ratify McGladrey & Pullen, LLP as Datalink Corporation’s independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Signature of Stockholder(s)

Date

NOTE: Please sign your name exactly as it is shown at the left.  When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED

POSTAGE PAID ENVELOPE.

DL012010PC

QuickLinks

GENERAL INFORMATION
PROPOSAL NUMBER ONE Election of Directors
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
PROPOSAL NUMBER TWO Amendment to the Datalink Corporation 2009 Incentive Compensation Plan
AUDITING MATTERS
PROPOSAL NUMBER THREE Ratification of Independent Registered Public Accountants
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING